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THIS SUPPLEMENTAL INDENTURE made as of the 6th day of April, 2000,

BETWEEN:

TALISMAN ENERGY INC., a corporation incorporated under the *Canada Business Corporations Act* and having its head office in the City of Calgary, in the Province of Alberta (the "Corporation")

OF THE FIRST PART

AND:

MONTREAL TRUST COMPANY OF CANADA, a trust corporation incorporated under the laws of Canada and having an office in the City of Calgary, in the Province of Alberta (the "Trustee")

OF THE SECOND PART

WITNESSETH THAT:

WHEREAS the Corporation entered into a trust indenture dated as of November 24, 1997 with the Trustee providing for the issuance of Debentures (the "Trust Indenture");

AND WHEREAS the Corporation deems it desirable to correct a defective provision contained in Section 10.1 of the Trust Indenture;

AND WHEREAS the Trustee is of the opinion that the making of the corrections provided for in this Supplemental Indenture would in no way prejudice the rights of the Trustee or of the Debenture holders under the Trust Indenture;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE I
Interpretation

Section 1.1 Supplemental Indenture

"This Supplemental Indenture", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implement hereof.

Section 1.2 Definitions in Trust Indenture

All terms contained in this Supplemental Indenture which are defined in the Trust Indenture shall, for all purposes hereof, have the meanings given to such terms in the Trust Indenture unless the context otherwise specifies or requires.

Section 1.3 Interpretation Not Affected by Headings

The division of this Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Indenture.

ARTICLE II
Amendments to the Trust Indenture

Section 2.1 Corrections to Section 10.1

Section 10.1 of the Trust Indenture is amended as follows:

(a) Subsection 10.1(f) of the Trust Indenture is deleted and replaced by the following:

> "(f) adding to or altering the provisions hereof in respect of the registration and transfer of Debentures including provision for the issue of Debentures of different denominations, the exchange of Debentures of different denominations and making any modification in the form of the Debentures and coupons which does not affect the substance thereof and which, in the opinion of the Trustee, is not prejudicial to the interest of the Debenture holders;"

(b) A new subsection 10.1(g) added to the Trust Indenture as follows:

> "(g) adding limitations or restrictions, thereafter to be observed, upon the amount, dates of maturity, issue or the purposes of the issue of Debentures hereunder or upon the dealing with the property of the Corporation, provided that the Trustee shall be of the opinion that such further limitations or restrictions shall not be prejudicial to the interest of the Debenture holders;"

(c) Subsections (g), (h), (i) and (j) of Section 10.1 of the Trust Indenture are renumbered as subsections (h), (i), (j) and (k), respectively.

ARTICLE III
General

Section 3.1 Indenture Supplemental to Trust Indenture

This Supplemental Indenture is supplemental to the Trust Indenture and the Trust Indenture and the Debentures issued thereunder shall, from this date forward, be read in

conjunction with this Supplemental Indenture. The Trust Indenture and this Supplemental Indenture shall, from this date forward, have effect so far as practicable as if all the provisions of the Trust Indenture and this Supplemental Indenture were contained in one instrument.

Section 3.2 Acceptance of Trust

The Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions hereinbefore set forth in trust for the various persons who shall from time to time be Debenture holders subject to all the terms and conditions herein set forth.

Section 3.3 Counterparts and Formal Date

This Supplemental Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date as of the 6th day of April, 2000.

IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture as of the date first written above.

TALISMAN ENERGY INC.

By: ______________________
James W. Buckee
President and Chief Executive Officer

By: ______________________
M. Jacqueline Sheppard
Vice-President, Legal and Corporate Projects, and Corporate Secretary

MONTREAL TRUST COMPANY OF CANADA

By: ______________________

By: ______________________